Exhibit 10.1
Summary of Compensatory Plans and Arrangements Approved April 5, 2006
On April 5, 2006, the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic Inc. (the “Company”) approved the Harmonic 2006 Bonus Plan (the “Plan”).
The participants in the Plan include the following executive officers of the Company:

Name	Position
Anthony J. Ley	Chairman of the Board of Directors, President & Chief Executive Officer
Robin N. Dickson	Chief Financial Officer
Patrick Harshman	Executive Vice President
Israel Levi	Senior Vice President, Operations and Quality
The payment of bonuses under the Plan for all participants is based on performance against revenue and operating income targets. Participant bonuses are based 70% on operating income targets and 30% on revenue targets.
In addition, a minimum threshold must be exceeded for each component before any bonus payment is made for that component. In the event that the target metrics are surpassed, a participant in the Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target bonus, subject to the limitation that total awards made under the plan may not exceed 20% of operating income.
The target bonus of Anthony J. Ley is 80% of base salary. The target bonus for each other executive officer is 60% of base salary.
The final bonus for each participant, including executive officers, calculated as described above, is subject to downward adjustment, based upon performance against individual performance objectives.
Participants in the Plan must remain employed through the date that the bonus is paid in order to qualify for a bonus payment. Harmonic, at its sole discretion, retains the right to amend, supplement, supersede or cancel the Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.